Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, D.C. 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces the Resignation of Nicole S. Jones from Its Board of Directors

Washington, D.C., Oct. 17, 2022 — FTI Consulting, Inc. (NYSE: FCN) today announced that on October 14, 2022, Nicole S. Jones tendered her resignation as a director and member of the Compensation Committee of the Board of Directors (the “Board”) of FTI Consulting, effective immediately. Ms. Jones resigned due to obligations arising from her position as Executive Vice President and General Counsel of Cigna Corporation, which resulted in scheduling conflicts and limited the time she was able to devote to her position as a director of FTI Consulting. Ms. Jones’ resignation was not the result of any disagreement with FTI Consulting, including any disagreement relating to FTI Consulting’s management, its Board or any Committee thereof, or any matter relating to FTI Consulting’s operations, policies or practices. Ms. Jones served as a director of FTI Consulting since March 2022.

“On behalf of FTI Consulting and the Board, I would like to thank Nicole for her service,” said Gerard E. Holthaus, non-executive Chairman of the Board of FTI Consulting. “Although short, Nicole, as a senior legal advisor to multinational corporations, has been a great resource during her tenure as a director of FTI Consulting.”

Commenting on her departure, Ms. Jones said, “I’m very disappointed that I could not resolve the demands on my time and scheduling conflicts to continue as a director of FTI Consulting. I am very proud of my time as a director and the invaluable experience I have received.”

As a result of Ms. Jones’ resignation, effective October 14, 2022, immediately following Ms. Jones’ resignation, the Board reduced the size of the Board of Directors from 10 directors to nine directors.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,000 employees located in 30 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.78 billion in revenues during fiscal year 2021. More information can be found at www.fticonsulting.com.

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